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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                ICG HOLDCO, INC.

      Bennett Hatfield certifies that he is the Chief Executive Officer of ICG Holdco, Inc., which by this amendment and restatement does hereby change its name to International Coal Group, Inc. (the "Company"), which was originally formed on March 31, 2005 by the filing of its original Certificate of Incorporation with the Secretary of State. The Certificate of Incorporation of the Company is hereby amended and restated pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as adopted and approved by the Board of Directors and the stockholders of the Company, to read as follows in full:

                                   ARTICLE I

      The name of the corporation is International Coal Group, Inc. (the "Company").

                                   ARTICLE II

      The registered office and registered agent of the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

                                  ARTICLE III

      The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the "DGCL").

                                   ARTICLE IV

      Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized, subject to Sections 2 and 3 of Article VI, if applicable, to issue is 2,200,000,000 shares, consisting of 2,000,000,000 shares of Common Stock, with a par value of $0.01 per share, and 200,000,000 shares of Preferred Stock, with a par value of $0.01 per share.

      Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Company (the "Board") is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of such

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series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

            (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

            (b) the voting powers, if any, and whether such voting powers are full or limited in such series;

            (c) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

            (d) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

            (e) whether dividends on such series, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

            (f) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

            (g) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

            (h) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

            (i) the provisions, if any, of a sinking fund applicable to such series; and

            (j) any other relative, participating, optional or other special powers, preferences or rights and qualifications, limitations or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a "Preferred Stock Designation").

      Section 3. Common Stock. Subject to the rights of the holders of any series of Preferred Stock, each holder of Common Stock will be entitled to one vote on each matter as to which stockholders are entitled to vote under applicable law and each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.


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      Section 4. Preemptive Rights. The Company will not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any capital stock, securities convertible into, exercisable for or exchangeable for capital stock, rights or options to acquire capital stock or profit sharing interests in the Company (collectively, the "Preemptive Securities"), unless the Company has first offered to sell to each of the Founding Stockholders (collectively, the "Preemptive Holders") such Preemptive Holder's Pro Rata Share (as defined below) of the Preemptive Securities, at a price and on such other terms as have been specified by the Company in writing delivered to each such Preemptive Holder (the "Preemptive Offer"), which Preemptive Offer will be on terms substantially identical to the terms of the Company's proposed issuance, sale or exchange of Preemptive Securities and will remain open and irrevocable for a period of 20 calendar days from the date it is delivered by the Company (the "Preemptive Offer Period"). Notwithstanding the foregoing, Preemptive Securities will not include (1) stock options or other equity securities or rights issued to officers, directors or employees of the Company or any Subsidiary pursuant to an employee or consultant benefit plan approved by the Board where the primary purpose of such issuance is not to raise additional equity capital for the Company and any capital stock issued upon the exercise of any such stock options or other equity securities,
(2) equity securities issued by the Company as direct consideration in connection with the acquisition of another business entity by the Company or a Subsidiary, whether by merger, purchase of all or substantially all of the assets of such entity or otherwise, (3) securities issued as a result of any split of, reclassification, subdivision of or other distribution pro rata with respect to, the equity securities of the Company, or (4) any equity securities issued in a Public Offering. Each Preemptive Holder may elect to purchase all or any portion of such Preemptive Holder's Pro Rata Share of the Preemptive Securities as specified in the Preemptive Offer at the price and on the terms specified therein by delivering written notice of such election to the Company as soon as practicable but in any event before the expiration of the Preemptive Offer Period. Any Preemptive Securities not elected to be purchased by the end of the Preemptive Offer Period will be reoffered for a five-day period (the "Reoffer Period") by the Company on a pro rata basis to the Preemptive Holders who have elected to purchase their Pro Rata Share of the Preemptive Securities.

      In the event of a Public Offering, the rights granted in this Article IV,
Section 4 will not be applicable to such Public Offering, as indicated above, and will immediately terminate and no longer be applicable thereafter.

      Section 5. Transfer Restriction. No transfer of shares of capital stock will be permitted if (i) after giving effect to such transfer, the Company will have more than 450 holders of record (as such concept is understood for purposes of Section 12(g) of the Securities Exchange Act of 1934 and any relevant rules promulgated thereunder) of any class of its capital stock, or (ii) such transfer would violate the Securities Act of 1933, as amended, or any other applicable Federal, state or local law.

      In the event of a Public Offering, the restrictions provided for in this
Article IV, Section 5 will immediately terminate and no longer be applicable thereafter.


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      Section 6. Drag-Along Rights.

            (a) If (1) stockholders holding no less than two-thirds of the capital stock of the Company desire to consummate a transaction that would involve the transfer (by sale, merger, reorganization, exchange or otherwise) of all the outstanding capital stock of the Company or (2) the Company desires to consummate a transaction pursuant to which it will sell or otherwise transfer all or substantially all of its assets, whether by sale or transfer of assets, sale of equity, merger or a transaction of a similar nature (a "Sale Transaction"), in either case in connection with a bona fide written offer (a "Compelled Sale Offer") by a third party that is not an Affiliate of either such stockholders or the Company, as the case may be (the "Compelling Parties") (other than pursuant to a Public Offering), and the Company or the Compelling Parties has supplied to each stockholder a written opinion of a nationally recognized investment bank that the Compelled Sale Offer is fair to all stockholders from a financial point of view, the Compelling Parties may require the other stockholders to sell all of their capital stock of the Company or cooperate to facilitate the Sale Transaction, as the case may be, on the terms and conditions offered to the Compelling Parties pursuant to the Compelled Sale Offer.

            (b) If the Compelling Parties elect to exercise the right to compel a sale pursuant to this Article IV, Section 6, the Compelling Parties will deliver written notice (the "Compelled Sale Notice") of the Compelled Sale Offer to the stockholders no later than ten calendar days prior to the proposed date of consummation of the transactions contemplated by the Compelled Sale Offer, setting forth the consideration of the Compelled Sale Offer. If the Compelled Sale Offer consists in whole or in part of consideration other than cash, the Compelled Sale Notice will include such information, to the extent reasonably available to the Compelling Parties, relating to such consideration. The stockholders will (1) execute and deliver such documents as may be reasonably requested by the Compelling Party in connection with the Compelled Sale Offer, including written consents of stockholders, proxies, letters of transmittal, purchase agreements and stock powers, (2) if applicable, vote in favor of, consent to and raise no objections against the Compelled Sale Offer or the process pursuant to which the Compelled Sale Offer was arranged, (3) if applicable, waive any dissenter's, appraisal and other similar rights arising under the DGCL or otherwise, (4) bear their proportionate share of any escrows, holdbacks or adjustments in purchase price as the same may be negotiated by the Compelling Parties in connection with the Compelled Sale Offer, and (5) otherwise take all actions reasonably necessary to cause consummation of the transactions contemplated by the Compelled Sale Offer. Notwithstanding anything to the contrary in this Agreement, (1) any liability of any Person compelled to participate in a sale pursuant to this Article IV, Section 6 for a breach of any representations, warranties or covenants in the definitive documentation relating to the Compelled Sale Offer will be several and not joint and limited to the gross proceeds received by such person or entity pursuant to the Compelled Sale Offer and
      (2) for purposes of this Article IV, Section 6, the


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      term "consideration" will not include (A) the repayment of any funds loaned by a stockholder or (B) any amounts due to any Affiliate of WLR under the Advisory Services Agreement between WLR and the Company or reasonable consideration for bona fide, arms' length services provided by WLR or any of its Affiliates in accordance with any advisory agreement or consulting agreement entered into between WLR or its Affiliates and the Company or its Affiliates (which agreements shall be subject to approval in accordance with Article VI).

            (c) If applicable, stockholders will deliver to the Company in escrow, not later than five business days prior to the proposed date of consummation of the transactions contemplated by the Compelled Sale Offer, the certificate or certificates, if any, representing all of the capital stock owned by such stockholders that are subject to the Compelled Sale Offer, duly endorsed for sale to the third party purchaser, together with a limited power-of-attorney authorizing their designee to transfer such capital stock pursuant to the terms and conditions set forth in the Compelled Sale Offer. If any such stockholder fails to deliver such certificates to the Company so endorsed, then, in addition to, and without limiting or affecting any other rights or remedies that the Compelling Parties may have, the Company will cause its books and records to show that the capital stock held by such non-tendering stockholder, as applicable, is subject to the provisions of this Article IV, Section 6 and may be sold only to the third party purchaser upon payment of the purchase price without interest thereon and upon surrender for sale by such stockholder.

            (d) The Compelling Parties will have 90 business days from the date of the Compelled Sale Notice to, as the case may be, consummate the Sale Transaction or sell (or cause to be sold) to the third parties, on substantially the terms set forth therein, all of the capital stock. Promptly after consummation of any such sale pursuant to this Article IV,
      Section 6 (including the delivery of the shares evidencing the capital stock by the holders thereof, if applicable), the Company will notify the other holders of capital stock of such consummation and will remit to each such holder, if applicable, the proceeds attributable to the sale of such holder's capital stock, which proceeds will be reduced by such holder's pro rata portion of the out-of-pocket costs and expenses incurred by or on behalf of the Compelling Parties in connection with a Compelled Sale Offer. If any sale to a third party purchaser is not consummated by the expiration of the 90-business day period referred to in this Article IV,
      Section 6, then, without prejudice to the right of the Compelling Parties to seek to compel a sale under this Article IV, Section 6 in the future, the Company will return to each other holder all certificates, if any, representing the capital stock that were delivered by such holder to the Company in accordance with Article IV, Section 6 of this Agreement.

            (e) Notwithstanding anything in this Article IV, Section 6 to the contrary, there will be no liability on the part of the Compelling Parties to any holder of capital stock hereunder for the failure to consummate a Compelled Sale Offer. It is understood that the applicable Compelling Party or Parties, in its or


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      their sole discretion, will determine whether to effect a Sale Transaction or a sale of capital stock to any Person pursuant to this Article IV,
      Section 6.

            (f) Except as provided in Article IV, Section 6(d), costs and expenses incurred by any stockholder on its own behalf will not be considered costs of a Compelled Sale Offer and will be paid solely by such stockholder.

            (g) In the event of a Public Offering, the rights and obligations specified in this Article IV, Section 6 will not be applicable to such Public Offering, as indicated above, and will immediately terminate and no longer be applicable thereafter.

                                   ARTICLE V

      Section 1. The provisions of this Article V will become applicable in the event of a Public Offering and thereafter.

      Section 2. The Board may make, amend and repeal the Bylaws of the Company. Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in this certificate of incorporation or bylaws of the Company (together, the "Company's Constituent Documents"). Notwithstanding the foregoing and anything contained in the Company's Constituent Documents to the contrary, the Bylaws may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the outstanding Voting Stock (as defined below), voting together as a single class. The Company may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. For the purposes of this Certificate of Incorporation, "Voting Stock" means stock of the Company of any class or series entitled to vote generally in the election of the directors of the Board (the "Directors"). Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provisions inconsistent with, this Article V.

      Section 3. Subject to the rights of the holders of any series of Preferred
Stock:

            (a) any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders; and

            (b) special meetings of stockholders of the Company may be called by
      (i) the Chairman of the Board (the "Chairman"), (ii) the Chief Executive Officer of the Company (the "Chief Executive Officer"), (iii) the President of the Company (the "President"), or (iv) the Secretary of the Company (the "Secretary") within 10


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      calendar days after receipt of the written request of a majority of the total number of Directors that the Company would have if there were no vacancies (the "Whole Board").

      At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Company. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the outstanding Voting Stock, voting together as a single class, will be required to amend or repeal, or to adopt any provision inconsistent with, this Article V.

                                   ARTICLE VI

      Section 1. The Board and officers of the Company will not take, and the Company will cause the Board and officers of each Subsidiary to not take, any of the following actions without first obtaining the written approval of a Majority in Interest and, for so long as it is a Founding Stockholder, WLR:

            (a) incur debt for borrowed money in the aggregate in excess of $5.0 million (taking into account all such debt of the Company and the Subsidiaries taken as a whole) other than pursuant to any revolving credit facility in place for the Company and the Subsidiaries on October 1, 2004;

            (b) create any employee option, incentive or similar plan ("Employee Plans"), or issue equity securities or rights or options to purchase or receive equity securities under an Employee Plan;

            (c) enter into any material contracts or arrangements outside the ordinary course of the Company's and the Subsidiaries' business;

            (d) approve or adopt the Company's or Subsidiaries' annual budget or approve or cause to be paid any expenditure materially in excess of that set forth in the applicable approved annual budget; or

            (e) except pursuant to the advisory services agreement between WLR and the Company, pay any consulting, management, advisory, monitoring or similar fees to any Founding Stockholder or any of its Affiliates.

      Section 2. If the Founding Stockholders own 20% or more of the outstanding Common Stock, the approval of the Board and the written approval of Founding Stockholders holding two-thirds of the total Common Stock held by all Founding Stockholders will be required for the Company or any Subsidiary to:

            (a) enter into or modify any agreement or enter into any transaction between the Company or a Subsidiary and a Founding Stockholder or any of its Affiliates;


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            (b) take any material steps towards the consummation of an initial
      Public Offering;

            (c) enter into an agreement to consummate a Sale Transaction;

            (d) issue any additional equity (or convertible debt) other than pursuant to Employee Plans; or

            (e) approve the dissolution, winding-up, liquidation or bankruptcy of the Company or a Subsidiary.

      Section 3. If the Founding Stockholders own less than 20% of the outstanding Common Stock, the approval of the Board and the written approval of a Majority in Interest and, for so long as it is a Founding Stockholder, WLR, will be required for the Company or any Subsidiary to:

            (a) enter into or modify any agreement or enter into any transaction between the Company or a Subsidiary and a Founding Stockholder or any of its Affiliates;

            (b) take any material steps towards the consummation of an initial Public Offering;

            (c) enter into an agreement pursuant to which it will engage in or effect a Sale Transaction;

            (d) issue any additional equity (or convertible debt) other than pursuant to Employee Plans; or

            (e) approve the dissolution, winding-up, liquidation or bankruptcy of the Company or a Subsidiary.

      Section 4. The Company will cause each Subsidiary to refrain from taking any of the actions set forth in Sections 2 and 3 of this Article VI without the requisite approval of the Founding Stockholders or a Majority in Interest and WLR, as the case may be, as set forth in such Section as applicable.

      Section 5. In the event of a Public Offering, the rights and obligations specified in this Article VI will terminate immediately following such Public Offering and will no longer be applicable thereafter.

                                  ARTICLE VII

      Section 1. Effectiveness of Provisions. The provisions of this Article VII will become applicable in the event of a Public Offering and thereafter.

      Section 2. Number, Election, and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under


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circumstances specified in a Preferred Stock Designation, the number of the
Directors constituting the Board will be fixed from time to time by, or in the manner provided in, the Bylaws of the Company. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Directors will be assigned to each class in accordance with a resolution or resolutions adopted by the Board. The Directors first appointed to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2006; the Directors first appointed to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2007; and the Directors first appointed to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2008, with the members of each class to hold office until their successors are elected and qualified or until their earlier death, resignation, retirement, disqualification or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any vacancy on the Board that results from an increase in the number of Directors may be filled by a majority of the Board then in office, provided that a quorum is present, and any other vacancy occurring on the Board may be filled by a majority of the Board then in office, even if less than a quorum, or by a sole remaining Director. If the number of Directors which constitutes the Whole Board of the Company is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in such number of Directors shorten the term of any incumbent Director. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors will have the same remaining term as that of his or her predecessor. At each succeeding annual meeting of the stockholders of the Company, the successors to the class of Directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders. Election of Directors of the Company need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected. If authorized by the Board, any requirement of written ballot will be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

      Section 3. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws of the Company.


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      Section 4. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders only for cause and only in the manner provided in this Article VII, Section 4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least 80% of the outstanding Voting Stock, voting together as a single class, may remove such Director or Directors for cause.

      Section 5. Amendment, Repeal, Etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article VII.

                                  ARTICLE VIII

      Section 1. Limitation of Liability. To the full extent permitted by the DGCL or any other applicable laws currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company. If the DGCL or any other applicable law is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a Director of the Company shall be eliminated or limited to the fullest extent so authorized. Any repeal or modification of this Article VIII will not adversely affect any right or protection of a Director of the Company existing prior to such repeal or modification.

                                   ARTICLE IX

      Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she is or was a director or an officer of the Company or any of its Subsidiaries, or is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an "Indemnitee"), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in


                                       10
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Section 3 of this Article IX with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

      Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article IX shall include the right to be paid by the Company the expenses (including, without limitation, attorneys' fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an "Advancement of Expenses"); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service with respect to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (an "Undertaking"), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a "Final Adjudication") that such Indemnitee is not entitled to be indemnified for such expenses under this Article IX, Section 2 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators.

      Section 3. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article IX is not paid in full by the Company within 30 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 10 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article IX or otherwise shall be on the Company.

      Section 4. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company's Constituent Documents, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws of the Company may contain such other provisions concerning indemnification, including provisions specifying reasonable procedures relating to and conditions to the receipt by indemnitees of indemnification, provided that such provisions are not inconsistent with the provisions of this Article IX.

      Section 5. Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

      Section 6. Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article IX with respect to the indemnification and Advancement of Expenses of directors and officers of the Company.

                                   ARTICLE X

      Section 1. Application. The provisions of this Article X will become applicable in the event of a Public Offering and thereafter.

      Section 2. Class Actions. Whenever a compromise or arrangement is proposed between this Company and its creditors or any class of them and/or between this Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Company or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Company under
Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Company under Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Company as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Company, as the case may be, agree to any compromise or arrangement and to any reorganization of this Company as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization will, if sanctioned by the court to which the


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

said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Company, as the case may be, and also on this Company.

                                   ARTICLE XI

      Section 1. Amendment. Until a Public Offering, this Certificate of Incorporation may only be amended with (a) the written consent of WLR (as long as it is a Founding Stockholder) and a Majority in Interest and (b) the affirmative vote of holders of a majority of the capital stock of the Company (including all Investors and Founding Stockholders), voting as a single class.

      Section 2. Amendment of Public Company. In the event of a Public Offering and thereafter, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE XII

      Section 1. Duration. The Company is to have perpetual existence.

                                  ARTICLE XIII

      For purposes of this Certificate, the following capitalized terms will have the following meanings:

            (a) An "Affiliate" of a person or entity is (1) with respect to an individual, any member of such person's family, (2) with respect to an entity, any officer, director, direct or indirect shareholder, partner or permitted transferee in such entity or of or in any affiliate of such entity, and (3) with respect to an individual or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with (within the meaning of either Section 15 of the Securities Act of 1933 (or any successor thereto) and any relevant rules promulgated thereunder or Section 20 of the Securities Exchange Act of 1934 (or any successor thereto) and any relevant rules promulgated thereunder) such person or entity.

            (b) "Confidential Information" means all intellectual property, documents, financial statements, records, business plans, reports and other information (whether written or oral) of whatever kind or nature, which has value to the Company or the Subsidiaries, or which is treated by the Company or Subsidiary as confidential and regardless of whether such information is marked "confidential," except such information that is or becomes generally available to the public through no action of the party (including its limited partners, representatives, agents and affiliates) to which such information was furnished.

            (c) The "Founding Stockholders" will mean the following entities at such time as each of them acquires stock in the Company after giving effect to the conversion of stock of ICG, Inc. (formerly known as International Coal Group, Inc.) into stock of the Company pursuant to the terms of the Business Combination Agreement among the Company, International Coal Group, Inc., Anker Coal Group, Inc. and the other parties thereto, dated March 31, 2005 (the "Business Combination Agreement"), collectively, in each case, with each entities' Affiliates owning shares of the capital stock of the Company: WLR, Contrarian Funds, L.L.C., Greenlight Capital Qualified, LP, Stark Event Trading, Ltd., and Varde Partners, Inc. If a Founding Stockholder (upon becoming a Founding Stockholder) ceases to own the lesser of (1) 5% of the capital stock of the Company and (2) the number of shares of capital stock of the Company (after giving effect to the exchange of stock of ICG, Inc. (formerly known as International Coal Group, Inc.) for stock of the Company pursuant to the Business Combination Agreement) equal to 50% of the capital stock of the Company that such Founding Stockholders would have received pursuant to the Business Combination Agreement if such Founding Stockholders held on the closing date of the transactions contemplated by the Business Combination Agreements the number of shares of the capital stock of ICG, Inc. (formerly known as International Coal Group, Inc.) owned by such Founding Stockholder on October 1, 2004, it will no longer be a Founding Stockholder for any purpose hereunder.

            (d) The "Investors" will mean the Founding Stockholders other than WLR at such time as each of them acquires stock in the Company pursuant to the Business Combination Agreement; provided that once an Investor (other than WLR) is no longer a Founding Stockholder, it will no longer be considered an Investor; and, provided further, that if WLR ceases to be a Founding Stockholder, it will be considered an Investor for as long as it owns capital stock of the Company.

            (e) A "Majority in Interest" means the affirmative vote of Investors, at such time as there are Investors, that hold more than 50% of the Common Stock held by all Investors.

            (f) Each Preemptive Holder's "Pro Rata Share" of Preemptive Securities is the product of (1) the total number of Preemptive Securities and (2) a fraction, the numerator of which is the total number of shares or units of capital stock then owned by such Preemptive Holder and the denominator of which is the total number of shares or units of capital stock then outstanding.

            (g) A "Public Offering" means any firm commitment, underwritten public offering of the Common Stock of the Company registered under the Securities Act of 1933, other than a registration relating solely to a transaction under Rule 145 under the Securities Act of 1933 (or any successor thereto) and any relevant rules promulgated thereunder or to an employee benefit plan of the Company.

            (h) "Reimbursable Expenses" means all reasonable documented third-party fees and expenses incurred by a Founding Stockholder (including for legal and other professional fees) in connection with the governing documents of the Company and its predecessors, the asset purchase agreement pursuant to which the Company purchased certain assets of Horizon Natural Resources Company and certain of its Affiliates, the Funding Commitment (as defined in the Plan of Reorganization of Horizon Natural Resources Company and certain of its Affiliates), the bankruptcy cases of Horizon Natural Resources Company and its Affiliates, and the transactions contemplated by the foregoing.

            (i) "Subsidiary" means any entity directly or indirectly controlled (within the meaning of either Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act) by the Company, whether or not in existence as of the date hereof, provided that each Subsidiary will be wholly-owned by the Company, whether directly or indirectly, unless otherwise agreed in accordance with Sections 2 and 3 of Article VI.

            (j) "WLR" will mean WLR Recovery Fund II, L.P., collectively, with any of its Affiliates (including investors in funds sponsored by W.L. Ross & Co., LLC) owning shares of the capital stock of the Company, at such time as any of them acquires stock in the Company pursuant to the Business Combination Agreement.

                                  ARTICLE XIV

      Section 1. Information Rights.

            (a) The Company will, and will cause each of its Subsidiaries, Affiliates, officers, directors, employees, auditors and agents, to afford the Founding Stockholders and their respective representatives and agents, upon reasonable notice, reasonable access during business hours to its officers, employees, auditors, agents, properties, offices and other facilities and to all books and financial and other records of the Company and the Subsidiaries. Stockholders will also have the right to inspect books and records of the Company and the Subsidiaries as provided in the DGCL.

            (b) The Company will furnish to the stockholders the following:

                  (1) within 45 days following the conclusion of each of the Company's first three fiscal quarters of each fiscal year, quarterly unaudited consolidated financial statements (which will include balance sheets, income statements and cash flow statements certified by the Company's chief financial officer or equivalent officer); and

                  (2) within 120 days following the conclusion of the fiscal year ending December 31, 2004 and within 90 days following the conclusion of each of the Company's subsequent fiscal years, annual audited consolidated financial statements

(which will include balance sheets, income statements and cash flow statements) audited by the Company's independent accountants.

      Section 2. Confidentiality. Any stockholder receiving any Confidential Information related to the Company or its Subsidiaries or Affiliates agrees to keep such Confidential Information confidential and not disclose such Confidential Information to any third party without the prior written consent of the Company (in its sole discretion), provided that nothing in this Certificate of Incorporation will prevent such stockholder from disclosing such Confidential Information as required by law, regulation or other legal process or to its limited partners or shareholders, representatives (including attorneys and accountants), agents and affiliates, provided such persons or entities agree to be bound by the provisions of this Section, and provided further that a stockholder may disclose such information in connection with the transfer or proposed transfer of Common Stock, if the transferee or proposed transferee agrees in writing to be bound by the provisions hereof.

      Section 3. Certain Expenses. All Reimbursable Expenses incurred by a Founding Stockholder on or after May 1, 2004 will be paid or reimbursed by the Company. All Reimbursable Expenses incurred by a Founding Stockholder prior to May 1, 2004 will be paid or reimbursed by the Company if and to the extent not reimbursed by Horizon Natural Resources Company, its Affiliates or any of their successors. The Company will pay and be responsible for all expenses and fees relating to its formation.

      Section 4. Registration Rights. Prior to a Public Offering, the Company will enter into one or more registration rights agreements with certain stockholders of the Company, as specified in the Funding Commitment (as defined in the Plan of Reorganization of Horizon Natural Resources Company and certain of its Affiliates).

      Section 5. Termination of Rights. In the event of a Public Offering, the rights and obligations specified in this Article XIV will immediately terminate and no longer be applicable thereafter; provided that the confidentiality obligations set forth in Article XIV, Section 2 will continue with respect to information provided prior to such termination for a period one year from such termination.

                                   ARTICLE XV

      Section 1. Restatement of Certificate of Incorporation. Upon the occurrence of a Public Offering, the Board of Directors may, pursuant to Section 245 of the DGCL (or any successor provision), and without the approval of the Company's stockholders, file a restated version of this Certificate of Incorporation excluding therefrom any provisions hereof (including defined terms contained in Article XIII and this Article XV) that have terminated or otherwise become inapplicable due to, or after the occurrence of, such Public Offering.


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

Dated as of April 25, 2005

                                      ICG HOLDCO, INC.



                                      By:    /s/ Bennett Hatfield
                                             -----------------------------------
                                             Bennett Hatfield
                                             Chief Executive Officer


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